UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SD

Specialized Disclosure Report

LANTHEUS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36569	35-2318913
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

331 Treble Cove Road, North Billerica, MA		01862
(Address of principal executive offices)		(Zip Code)

Michael P. Duffy

Senior Vice President, Law and Public Policy,

General Counsel

(978) 671-8001

(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2019.

Section 1 – Conflict Minerals Disclosure

Item 1.01	Conflict Minerals Disclosure and Report

Conflict Minerals Disclosure

A copy of Lantheus Holdings, Inc.’s Conflict Minerals Report for the reporting period January 1, 2019 through December 31, 2019 is provided as Exhibit 1.01 under Item 2.01 of this Form SD (the “Conflict Minerals Report”) and is also publicly available at www.lantheus.com.

The content of any website referred to in this Form SD or the Conflict Mineral Report is included for general information only and is not incorporated by reference in this Form SD.

Item 1.02	Exhibit

See Item 2.01.

Section 2 – Exhibits

Item 2.01	Exhibits

Exhibit 1.01 – Conflict Minerals Report for the reporting period January 1, 2019 through December 31, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

LANTHEUS HOLDINGS, INC.
(Registrant)

/s/ Michael P. Duffy		May 29, 2020
By:	Michael P. Duffy, Senior Vice President, Law and Public Policy, General Counsel	(Date)

EXHIBIT INDEX

Exhibit Number	Description

1.01	Conflict Minerals Report for the reporting period January 1, 2019 through December 31, 2019.

4